Exhibit 99.1

NANOPHASE TECHNOLOGIES ANNOUNCES FIRST QUARTER 2003 RESULTS

Romeoville, IL, April 23, 2003—Nanophase Technologies Corporation (Nasdaq: NANX), a technology leader in nanomaterials and nanoengineered products, today announced first quarter 2003 financial results. Based on the detailed financial statements accompanying this release, the Company’s results are stated approximately as follows.

For the quarter ending March 31, 2003, total revenue was $1.66 million compared with total revenue of $1.41 million for the same period in 2002, for revenue growth of 18% year-over-year. Product revenues equated to $1.35 million, or 81% of total revenues, and other revenue was $314,000, primarily for equipment sales to the Company’s licensee, C. I. Kasei Co., LTD, to increase capacity for its customers’ demand and its normal quarterly licensee fee. The bulk of product sales for the current quarter were concentrated in personal care nanoproducts and polishing nanodispersions. The Company reported a net loss for the first quarter 2003 of $1.4 million, or $0.09 per share (fully diluted), compared with a net loss for the first quarter 2002 of $1.5 million, or $0.11 per share (fully diluted).

“Despite macroeconomic conditions and global issues, the first quarter’s results are an encouraging start for 2003, since we currently expect revenues to be greater in the second half of the year as newer market applications are ramped in usage,” stated Joseph Cross, Nanophase’s president and CEO. “While there is softness in some markets due to the economy, new markets, such as polishing, are beginning to grow and we expect continued growth during 2003.

“Through Nanophase’s new NanoArc Synthesis™ technology, we have begun introducing innovative, single-crystal mixed nanomaterials with unique surface chemistry and performance properties for target market applications that are currently under evaluation and testing by several potential customers. We believe that this is the first commercial nanoscale availability of mixed metal oxides in a single crystal that is produced in discrete nanoparticle sizes from the 7 to 35 nanometer range and available either as a nanoparticle powder, or as a dispersion in either aqueous or organic systems. Nanophase is targeting these new generation nanomaterials at a wide variety of applications, including fuel cells, chemical-mechanical polishing (CMP), ultrafine polishing, catalytic converters, and catalysis. We plan to introduce new NanoArc Synthesis™ nanomaterials for specific applications and target markets throughout 2003.

“Operationally, we continue to see outstanding improvement. Our Performance Improvement Teams are focused on equipment and process utilization, yields, and variable manufacturing cost to continue to improve gross margins on products. During the quarter, we again reduced variable manufacturing cost by four percent to eight percent on our highest volume products. The Company is now producing on two shifts the same volume of products that required three shifts during early 2002. In parallel, during the quarter, our manufacturing processes and facilities were certified to the most recent ISO 9001 international standards, which attest to the Company’s robust process control and quality systems.

“While we are being challenged by the economic environment in several sectors, Nanophase’s business development efforts remain strong. We are pleased that Dr. Ed Ludwig joined the Company during this past quarter as vice president of business development and look forward to his contribution to Nanophase’s growth. We continue to focus on expanding the personal care, antimicrobial, and polishing market applications while introducing new nanoproducts for potential applications in biocides, electronic packaging, catalysts, and fuel cells.

“Relative to 2003 revenues, we continue to expect higher revenues during the second half of the year as new products are ramped in applications. Our revenue visibility, particularly on the timing of new orders, remains uncertain, especially in the near future regarding usage ramp-up on some of the new nanoproduct applications, such as polishing. At this time, we are unable to provide solid guidance for the second quarter of 2003 since we are awaiting customer information to solidify delivery schedules. We plan to provide guidance in the near future as soon as we have more clarity.”

First Quarter Earnings Release and Conference Call

Nanophase also announced that the Company plans to release earnings for the first quarter on April 23, 2003, at approximately 3:30 PM CDT, 4:30 PM EDT. Nanophase has scheduled its normal quarterly conference call for April 24, 2003, at 10:00 CDT. The call may be accessed though the Company’s website, www.nanophase.com, and clicking on the conference call link under Investor Relations and Calendar of Events, or dialing 706-634-7296 at least five (5) minutes before the start time.

If you are unable to attend, a replay will be available through May 5, 2003, by dialing 706-645-9291 and entering code 1175989, or by logging onto the Company’s website and following the above instructions.

Nanophase Technologies (NANX), www.nanophase.com, provides nanoengineered solutions of nanostructured materials for a variety of industrial product applications. Using patented and proprietary integrated nanotechnologies, the Company creates products with unique performance attributes. Nanophase Technologies currently owns or licenses 21 United States patents and patent applications, consisting of 8 owned United States patents, 7 owned United States patent applications, and 6 licensed United States patents. The Company also has 21 foreign patents and patent applications, consisting of 7 owned foreign patents and 14 owned foreign patent applications, all of which are counterparts to domestic filings covering its platform of nanotechnologies.

This press release contains words such as “expects”, “anticipates”, “plans”, “forecasts” and similar expressions that are intended to identify forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such statements in this announcement are made based on the Company’s current beliefs, known events and circumstances at the time of publication, and as such, are subject in the future to unforeseen risks and uncertainties. It is possible that the Company’s future performance may differ materially from current expectations expressed in these forward-looking statements due to a variety of important factors such as: a customer’s decision to defer, cancel or otherwise modify a purchase order or supply agreement; demand for, and acceptance of, the Company’s nanocrystalline materials; changes in our development, supply and distribution relationships; increasing price and product/service competition by foreign and domestic competitors, including new entrants; technological developments and changes; the ability to continue to introduce competitive new products and services on a timely, cost effective basis; the Company’s mix of products/services; increases in raw material costs which cannot be recovered in product pricing; domestic and foreign governmental and public policy changes including environmental regulations; disruption of commercial activities and threats associated with terrorism and efforts to combat it; protection and validity of patent and other intellectual property rights; the cyclical nature of the Company’s business; the outcome of pending and future litigation and governmental proceedings; and other risks described in the Company’s filings with the Securities and Exchange Commission. In addition, the Company’s forward-looking statements could be affected by general industry and market conditions and growth rates. The Company undertakes no obligation to update or revise these forward-looking statements to reflect new events, uncertainties or other contingencies.

NANOPHASE TECHNOLOGIES CORPORATION

STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended March 31,
	2003	2002
Revenue:
Product revenue	$1,350,338	$1,313,577
Other revenue	313,744	94,106

Total revenue	1,664,082	1,407,683

Operating expense:
Cost of revenue	1,546,722	1,295,024
Research and development expense	461,537	523,685
Selling, general and administrative expense	1,076,709	1,085,215

Total operating expense	3,084,968	2,903,924

Loss from operations	(1,420,886)	(1,496,241)
Interest income	22,064	28,136
Interest expense	(30,395)	(27,490)
Other, net	—	900

Loss before provision for income taxes	(1,429,217)	(1,494,695)
Provision for income taxes	(7,500)	—

Net loss	$(1,436,717)	$(1,494,695)

Net loss per share-basic and diluted	$(0.09)	$(0.11)

Weighted average number of common shares outstanding	15,161,686	13,725,801

NANOPHASE TECHNOLOGIES CORPORATION

BALANCE SHEETS

ASSETS	March 31, 2003	December 31, 2002
	(Unaudited)
Current assets:
Cash and cash equivalents	$356,191	$445,684
Investments	5,883,618	7,062,808
Trade accounts receivable, less allowance for doubtful accounts of $25,000 at March 31, 2003 and December 31, 2002	1,104,243	941,335
Other receivable	20,850	16,790
Inventories, net	724,288	981,834
Prepaid expenses and other current assets	594,373	747,042

Total current assets	8,683,563	10,195,493
Equipment and leasehold improvements, net	9,169,264	9,433,237
Other assets, net	454,748	384,240

	$18,307,575	$20,012,970

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debts	$848,496	$1,283,554
Current portion of capital lease obligations	61,368	62,099
Accounts payable	554,865	480,789
Accrued expenses	815,896	989,000

Total current liabilities	2,280,625	2,815,442

Long-term debt, less current maturities	505,732	309,128
Long-term portion of capital lease obligations, less current maturities	39,576	55,435

	545,308	364,563

Contingent liabilities:	—	—

Stockholders’ equity:
Preferred stock, $.01 par value, 24,088 shares authorized and no shares issued and outstanding	—	—
Common stock, $.01 par value, 25,000,000 shares authorized; 15,162,227 and 15,137,877 shares issued and outstanding at March 31, 2003 and December 31, 2002, respectively	151,622	151,379
Additional paid-in capital	56,732,103	56,658,080
Deferred stock compensation	(55,941)	(67,069)
Accumulated deficit	(41,346,142)	(39,909,425)

Total stockholders’ equity	15,481,642	16,832,965

	$18,307,575	$20,012,970